EXHIBIT 99.1

COVENANT TRANSPORTATION GROUP ANNOUNCES SECOND QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE– July 25, 2007 - Covenant Transportation Group, Inc.  (Nasdaq/NMS:CVTI) announced today financial and operating results for the quarter ended June 30, 2007.

Financial and Operating Results
For the quarter, total revenue increased 4.8%, to $177.4 million from $169.4 million in the same quarter of 2006.  Freight revenue, which excludes fuel surcharges, increased 8.4%, to $151.0 million in the 2007 quarter from $139.3 million in the 2006 quarter.  The Company measures freight revenue because management believes that fuel surcharges tend to be a volatile source of revenue and the removal of such surcharges affords a more consistent basis for comparing results of operations from period to period.  The Company experienced a net loss of $11.3 million, or ($.80) per share, in the 2007 quarter compared with a net loss of $398,000, or ($.03) per share, for the second quarter of 2006.  As explained below, a majority of the loss in the 2007 quarter is attributable to items that the Company believes to be of an infrequent nature.

For the six months ended June 30, total revenue increased 7.2%, to $343.8 million in 2007 from $320.9 million during 2006.  Freight revenue increased 9.6%, to $294.6 million in 2007 from $268.8 million in 2006.  The Company generated a net loss of $13.3 million, or ($.95) per share in 2007, compared with a net loss of $1.3 million, or ($.09) per share for 2006.

Chairman, President, and Chief Executive Officer David R. Parker made the following comments: “To my fellow stockholders, I want to express my sincere regret and disappointment with our financial results for the second quarter of 2007.  Although a majority of the loss is attributable to three items of an infrequent nature, and we knew our ongoing business realignment would involve fluctuations in results, the results are nonetheless disappointing.  There were a few operational improvements during the quarter, particularly in the asset productivity of the regional service offering, but these improvements were overshadowed by the overall numbers.  We are committed to a full evaluation of the Company’s strategy and are leaving no stone unturned in our effort to improve the Company’s results.  Fortunately, we have a strong balance sheet, many fine customers, a loyal employee base, and stable relationships with our lenders that provide a solid foundation for the Company as we continue the turnaround process.

Tabular Presentation of Major Items Affecting Net Loss
The following table sets forth the major items that contributed to the increase in loss for the second quarter of 2007 compared with the second quarter of 2006.

Loss Per Share, Quarter Ended June 30, 2006	$(0.03)
Additional insurance claims accrual (*)	(0.26)
FIN 18 effective tax rate revision (*)	(0.12)
Impairment charge on airplane (*)	(0.07)
Fuel expense, net of fuel surcharges	(0.19)
Capital costs	(0.15)
Other, net	0.02
Loss Per Share, Quarter Ended June 30, 2007	$(0.80)

*Items believed to be of an infrequent nature

Discussion of Infrequent Items
Mr. Parker offered the following comments in respect of items that are believed to be of an infrequent nature:  “The Company considers the increase in insurance accrual related to settlement of two large claims during the quarter, the change in estimated effective tax rate, and the impairment charge associated with the sale of the corporate airplane, to be infrequent in nature.  The aggregate negative impact of these items was $0.45 per share.

“As a result of unfavorable development on the two large claims where new information became available and the claims were ultimately settled during the quarter, we increased our accrual for casualty claims by $5.2 million. The underlying claims had occurred in 2004 and 2005.  In contrast to these two settlements, our frequency and severity of accidents during the 2007 quarter improved versus the 2006 quarter.  Excluding any unforeseen cases, we expect our ongoing insurance and claims accrual rate to remain in the range of 8.0 to 9.0 cents per mile for the remainder of 2007.

“In relation to the increase in effective tax rate, under the guidance of FIN 18, corporations are required to estimate their earnings for the year and accrue taxes at an effective rate based on assumed annual earnings.  The estimate is updated during the year as additional information becomes available.  In the first quarter of 2007, we recorded an effective tax rate of 62% based on our expected level of profitability at the time.  After closing the second quarter, we updated the expected effective tax rate to reflect the expectation of a net loss for the year.  The change in effective tax rate required a reversal of tax benefits recorded during the first quarter.  In accordance with generally accepted accounting principles, this resulted in an additional $1.7 million non-cash accrual of tax expense in the second quarter of 2007.

“The aircraft impairment charge relates to our decision to sell our corporate aircraft to reduce ongoing operating costs.  We recorded an impairment charge of $1.7 million, reflecting the unfavorable fair market value of the plane as compared to the combination of the estimated payoff of the long-term operating lease and current book value of related airplane leasehold improvements.”

Additional Comments Concerning Financial Results
Mr. Parker then commented on other aspects of the Company’s financial results for the quarter: “Excluding the items of an infrequent nature set forth above, the Company reported a net loss of $0.35 per share, compared with a net loss of $0.03 per share in the 2006 quarter.  Deterioration in the overall combination of freight rates and fuel surcharge collection was the largest factor in the decrease in performance versus the 2006 quarter.

“The second quarter freight market reflected a sustained decline in truck tonnage and continued numerous requests for bid packages through the quarter as April was modest, May started out soft, improved toward the end of the month and basically held at that level through June, with somewhat declining levels as the quarter ended.  Average freight revenue per tractor per week, our main measure of asset productivity, improved 3.0% sequentially over the first quarter of 2007 to $3,081, but declined 0.9% below the second quarter of 2006 of $3,109.  The decline from the second quarter of 2006 reflected a combination of a 1.3% decrease in average miles per tractor, slightly offset by a 0.4% increase in average freight revenue per total mile.  The comparisons versus the 2006 period reflect the inclusion of Star Transportation in our consolidated results after September 15, 2006.  Star's total revenue for the quarter ended June 30, 2007 totaled approximately $25.3 million.  In general, the inclusion of Star increases average revenue per mile, reduces average miles per tractor, and increases average cost per mile.  Accordingly, consolidated year-over-year statistics may not be comparable.

“The lackluster freight environment affected every subsidiary and service offering.  We had expected continuing challenges in our Regional OTR and Dedicated service offerings, and that our SRT subsidiary would need more time to work through the acquisition of the poor performing Covenant Refrigerated solo driver business during the first quarter.  We did not, however, expect SRT to decline as much as it did, nor did we expect our Star Transportation subsidiary and our Expedited Long Haul service offering to produce operating ratios in the upper 90s.  Those two units, along with SRT, generally have produced operating ratios in the upper 80s to lower 90s for the past several years (Star’s under prior ownership).

“SRT was not able to add to the quality Covenant Refrigerated freight, which was transitioned to SRT in January, 2007, with quality new freight as quickly as desired in the current soft freight environment.  SRT had to rely on an increase in brokered freight and new customer contracts at lower rates.  SRT's rates declined by approximately four cents per mile and surcharge recovery suffered as well, both declines primarily led by the additional brokered freight, as well as an increase in the percentage of deadhead miles from 9% to 12% of total miles.  On the other hand, SRT maintained its miles per tractor reasonably well.  Based on its historical performance, we expect SRT to show gradual progress over the next few quarters and do not anticipate long-term changes to SRT's basic earning power.

“Star Transportation suffered from the especially weak demand in the Southeastern region of the United States, where the housing and textile industries have led our nation’s economic slowdown. This region’s weak demand, where Star’s lanes are primarily focused, resulted in pressure on utilization and fuel surcharge collection.  Star has worked hard to maintain its rates and cost structure and to improve its utilization.  Star's performance improved in June, and we believe it remains a solid company that will improve steadily over the next several quarters.

“Expedited Long-Haul suffered primarily from poor fuel surcharge collection and a reduction in our team drivers within this fleet, resulting in an increase in solo-driver loads.  Expedited’s average freight revenue per tractor per week declined by only 1.5% versus the second quarter of 2006, with rates up slightly and miles down about 1.5%.  Also, changes in customer fuel surcharge policies affected the Expedited service offering significantly.  This has been Covenant's oldest and most successful operation, and we do not perceive anything fundamentally different about its markets.

“Within the Dedicated service offering, several issues contributed to the poor performance in the second quarter of 2007.  Rates were down four cents per mile, miles per truck were down, and we had too many unseated tractors.  Rates were down partially due to a decision to a write-off of $0.4 million of disputed receivables with a major customer.  In addition, we did not effectively manage our driver’s time off which allowed certain contracts to fail to meet minimum revenue per truck parameters of the contracts.  Accordingly, profitability was negatively impacted.  We fully expect our Dedicated service offering to perform better or reduce the number of trucks offered.

“Regional/OTR achieved an impressive 11% increase in average freight revenue per tractor compared with the second quarter of 2006, with most of the improvement in miles per tractor.  Rates were flat and fuel surcharge recovery declined.  Even with some improvements, margins worsened as costs increased.

“As indicated above, fuel surcharge collection was a major issue for the quarter. As a percentage of freight revenue, net fuel expense increased to 17.0% in the second quarter of 2007 from 14.6% in the 2006 quarter.  Diesel fuel prices were down approximately $0.03 per gallon compared to the 2006 quarter.  However, fuel surcharges amounted to only $0.24 per total mile in the 2007 quarter, a decrease of $0.05 per mile from $0.29 per total mile in the 2006 quarter.  In the 2007 quarter, we had a lower surcharge collection rate due primarily to three factors: 1) the increase in freight obtained through brokers, 2) a weakening of our fuel surcharge program provided to customers during this soft freight environment as new contracts are awarded to us, and 3) an increase in the percentage of non-revenue miles, due to the decrease in freight demand.  The net effect was that our fuel expense, net of surcharge, increased approximately $.04 per mile, versus the second quarter of 2006, a negative impact of $0.19 per share.

Senior Executive Vice President and Chief Operating Officer, Joey Hogan added:  “Our costs of capital, which we consider to be depreciation and amortization, interest expense, and lease expense, increased over the second quarter of 2006, but declined versus the first quarter of 2007.  The main differences compared with the 2006 quarter related to the acquisition of Star Transportation in September 2006.  These included intangibles amortization of $0.3 million and an increase in interest expense of approximately $1.9 million.  In addition, a softer market for used equipment resulted in a loss of $0.6 million in the 2007 quarter compared to a gain of $1.5 million in the 2006 quarter.  The disposal of a substantial amount of assets held for sale, including the reduction of our operating trailer fleet, decreased net capital costs sequentially from the first quarter of 2007 by $0.02 per mile.  The overall balance of assets held for sale was $17.0 million as of June 30, 2007, including two closed terminals.  We continue to believe that we will sell most of our remaining tractor inventory during the third quarter of 2007, while disposing of the trailer inventory should continue through the remainder of the year.  We hope to dispose of the real estate by the end of the year as well.

“At June 30, 2007, our total balance sheet debt was $162.0 million and our stockholders’ equity was $175.6 million, for a total debt-to-capitalization ratio of 48% and a book value of $12.52 per share.  As compared with year end 2006, balance sheet debt increased by $2.1 million, while financing under operating leases decreased by a present value of approximately $29.6 million.  The decrease in the off-balance sheet financing was largely driven by reducing the size of our trailer fleet during the first half of 2007.  From an equipment perspective, we believe our revenue equipment fleet continues to be one of the youngest in the industry with an average tractor age of 1.8 years and an average trailer age of 3.1 years.  Assuming that we proceed as planned with minimal new tractor and trailer purchase activity during the remainder of 2007, that we dispose of assets held for sale during 2007 at expected prices, and that we do not complete any business acquisitions, we expect our capital expenditures, net of proceeds of dispositions, to drop to a range of $10 million to $15 million for all of 2007 from $101 million for the year ended December 31, 2006.

“As of June 30, 2007, the Company had approximately $25.9 million of available borrowing capacity under our credit facility with a group of banks.  This credit facility contains certain restrictions and covenants relating to, among other things, tangible net worth and cash flow coverage. We are working with our bank group to amend our current credit facility to reflect our second quarter performance and allow compliance with all covenants as of June 30, 2007.

“Regarding the realignment, we continue to strive for the optimum structure that maximizes the potential for all the service offerings and companies.  In that respect, after the second quarter, we made the decision to consolidate our sales effort within the Covenant Transport subsidiary.  We assigned Jeff Paulsen, formerly General Manager of our Regional/OTR service offering, and Jeff Taylor, formerly co-manager of our Expedited service offering, to senior positions in our sales and marketing department.  Jeff Paulsen, who previously served as Vice President - Field Sales at Werner Enterprises, Inc., will manage the day to day operations of the department, while Jeff Taylor, who was previously Vice President of Operations and Sales at Jim Palmer Trucking,  will lead our west coast and specialized service offerings.  With the emphasis needed to improve our results, we believe these two senior executives will best serve Covenant Transport in customer development roles. Steve Taggart will assume the role of General Manager of our Regional/OTR service offering and Jeff Acuff will continue as the sole General Manager of our Expedited service offering.”

Outlook for 2007
Mr. Hogan offered the following comments concerning the company’s expectations for 2007:  “Looking ahead to the remainder of the year our goals have changed substantially.  Our near-term goal is to break even for the second half of 2007, possibly posting a loss in the third quarter, followed by a small profit in the fourth quarter.  We believe this is achievable with help from the economy, improved rates and fuel surcharge collection, and favorable results from our assets held for sale.  However, it is by no means certain that we can achieve this goal, and we caution our stockholders, employees, and customers that we are anticipating slow and modest improvements given the current freight environment.”

The Company will host a conference call today, July 25th at 2:00 p.m. Eastern Time to discuss the quarter.  Individuals may access the call by dialing 800-311-9404 (U.S./Canada) and 0800-092-3582 (International), access code CT2.  An audio replay will be available for one week following the call at 877-919-4059, access code 67566698.  For financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com.

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  The group operates one of the ten largest fleets in North America as measured by revenue.  The Company's Class A common stock is traded on the Nasdaq National Market under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to expectations concerning insurance and claims accrual rates, the schedule for revenue equipment and real estate dispositions, capital expenditures, the performance of each of our service offerings and subsidiaries, our ability to increase rates and improve fuel surcharge collection,  our ability to obtain an amendment of our credit facility to prevent a breach of covenant, and the likelihood of achieving our 2007 second half operating goal are all forward-looking statements.  Such items have not been subject to all of the review procedures associated with the release of actual operational and financial results and are premised on certain assumptions.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased  insurance premiums, fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that causes our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment that impact our capital expenditures or our results generally; our ability to renew Dedicated service offering contracts on the terms and schedule we expect; changes in management’s estimates of the need for new tractors and trailers; changes in the Company’s business strategy that require the acquisition of new businesses; our ability to improve the performance of each of our service offerings and subsidiaries; our ability to cause the performance of SRT and Star to return to historical levels; our success in restructuring the company’s operations around the identified service offerings; our ability to reduce dependency on broker freight; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; the ability to successfully execute the Company's initiative of improving the profitability of single-driver freight movements; the ability to control increases in operating costs; and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Joey B. Hogan, Senior Executive VP and Chief Operating Officer	(423) 825-3336
hogjoe@covenanttransport.com

Richard B. Cribbs, VP and Chief Accounting Officer	(423) 825-3331
criric@covenanttransport.com

Donald Rutledge, Director of Financial Reporting	(423) 822-4540
rutdon@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant	(423) 825-3357
perkim@covenanttransport.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	Three Months Ended June 30,			Six Months Ended June 30,
($000s)	2007	2006	% Change	2007	2006	% Change
Freight revenue	$151,033	$139,344	8.4%	$294,575	$268,778	9.6%
Fuel surcharge revenue	26,412	30,018		49,262	52,109
Total revenue	$177,445	$169,362	4.8%	$343,837	$320,887	7.2%

Operating expenses
Salaries, wages and related expenses	69,149	64,421		136,571	123,063
Fuel expense	52,136	50,301		98,126	92,217
Operations and maintenance	10,402	8,774		20,000	17,271
Revenue equipment rentals and purchased transportation	15,850	15,458		31,312	30,136
Operating taxes and licenses	3,532	3,465		7,411	6,767
Insurance and claims	14,507	8,187		20,762	16,414
Communications and utilities	1,852	1,527		3,967	3,117
General supplies and expenses	5,838	5,740		11,520	10,044
Depreciation and amortization, including gains & losses on disposition of equipment	13,586	8,516		26,320	18,515
Impairment charge on airplane held for sale	1,665	-		1,665	-
Total operating expenses	188,517	166,389		357,654	317,544
Operating income (loss)	(11,072)	2,973		(13,817)	3,343
Other (income) expenses:
Interest expense	2,975	1,095		6,006	2,239
Interest income	(110)	(122)		(225)	(259)
Other	(34)	(22)		(116)	(75)
Other expenses, net	2,831	951		5,665	1,905
Income (loss) before income taxes	(13,903)	2,022		(19,482)	1,438
Income tax expense (benefit)	(2,646)	2,420		(6,155)	2,721
Net income (loss)	$(11,257)	$(398)		$(13,327)	$(1,283)

Basic earnings (loss) per share	$(0.80)	$(0.03)		$(0.95)	$(0.09)
Diluted earnings (loss) per share	$(0.80)	$(0.03)		$(0.95)	$(0.09)
Weighted avg. common shares outstanding	14,019	13,997		14,011	13,991
Weighted avg. common shares outstanding adjusted for assumed conversions	14,019	13,997		14,011	13,991

Operating statistics excludes fuel surcharges

Net margin as a percentage of freight revenue	-7.45%	-0.29%		-4.52%	-0.48%
Average freight revenue per loaded mile	$1.531	$1.499	2.1%	$1.519	$1.495	1.6%
Average freight revenue per total mile	$1.362	$1.356	0.4%	$1.356	$1.350	0.4%
Average freight revenue per tractor per week	$3,081	$3,109	-0.9%	$3,037	$3,025	0.4%
Average miles per tractor per period	29,418	29,808	-1.3%	57,891	57,948	-0.1%
Weighted avg. tractors for period	3,683	3,441	7.0%	3,685	3,434	7.3%
Tractors at end of period	3,676	3,509	4.8%	3,676	3,509	4.8%
Trailers at end of period	8,980	8,453	6.2%	8,980	8,453	6.2%

	June 30, 2007	Dec. 31, 2006
Total assets	$470,173	$475,094
Total equity	$175,554	$188,844
Total balance sheet debt, including current maturities	$161,981	$159,881
Debt to Capitalization Ratio	48.0%	45.8%
Book value per share	$12.52	$13.49

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